Exhibit 23.3

FORM OF CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 of VS Trust and to the use of our report dated March [ ], 2024 on the combined and individual statements of financial condition of VS Trust (the “Trust”) and the -1x Short VIX Futures ETF and the 2x Long VIX Futures ETF, each a series of the Trust as of December 31, 2023 and the related notes (collectively referred to as the “financial statements”). Such financial statements are incorporated by reference in this Post-Effective Amendment.

Philadelphia, Pennsylvania

April [   ], 2024